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                            TRIO-TECH INTERNATIONAL
                                 EXHIBIT  11.1
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)
                 (In Thousands, except Earnings per Share Data)

                                 NINE  MONTHS ENDED    THREE MONTHS ENDED
                                   MAR. 29,  MAR. 31,   MAR. 29, MAR. 31,
                                   1996      1995      1996     1995

Net income                          $   521   $   416   $  203   $    193

Primary earnings per share:

  Weighted average number of
    common shares
       outstanding                    1,186     1,158    1,191      1,168

  Dilutive effect of stock
   options and warrants after
      application of treasury
       stock method                      81        37       78         65


Number of shares used to compute
primary earnings
    per share                         1,267     1,195    1,269      1,233



Primary earnings per share:
   Earnings  per share              $  0.41   $  0.35   $ 0.16   $   0.16


Fully diluted earnings per share:

  Weighted average number of
    common shares
       outstanding                    1,186     1,158    1,191      1,168


  Dilutive effect of stock
    options and warrants after
       application of treasury
         stock method                    91        43       78         85


Number of shares used to compute
  fully diluted
    earnings per share                1,277     1,201    1,269      1,253



Fully diluted earnings per share:
    Earnings  per share             $  0.41   $  0.35   $ 0.16   $   0.15
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